EXHIBIT 99.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”), dated as of January 31, 2008, is being entered into between Utix Group, Inc., a Delaware corporation (the “Company”), and Steven Apesos (the “Executive”). The Company and the Executive are sometimes hereinafter collectively referred to as the “Parties.” Terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (defined below).
Recitals
          WHEREAS, the Parties have entered into that certain Employment Agreement, dated as of December 13, 2006 (the “Employment Agreement”);
          WHEREAS, the Parties have agreed to amend the Employment Agreement as set forth herein;
          THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
          1. Amendment to Employment Agreement. The last sentence of Article XIII of the Employment Agreement is hereby deleted and replaced with the following:
“Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the consummation of a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and any of its Subsidiaries; (ii) the consummation of a sale or other disposition of the Company’s capital stock pursuant to which the holders of the Company’s outstanding capital stock prior to the disposition do not hold (directly or indirectly) at least fifty percent (50%) of the Company’s outstanding capital stock having the right to vote generally for the election of directors immediately after the disposition; or (iii) the consummation of a merger, consolidation or similar transaction (other than a merger for the purpose of reincorporation in another jurisdiction or a merger with a subsidiary or parent of the Company) following which the holders of the Company’s outstanding capital stock prior to such transaction do not hold (directly or indirectly) at least fifty percent (50%) of the outstanding capital stock having the right to vote generally for the election of directors immediately after such transaction of (a) the surviving entity or (b) of the parent of the surviving entity if the surviving entity is a wholly-owned subsidiary.”
          2. Miscellaneous.
               (a) Continuation of Employment Agreement. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect.
               (b) Governing Law and Choice of Forum. This Amendment shall be governed by the internal laws of the Commonwealth of Massachusetts, irrespective of the choice of law rules of any jurisdiction.

               (c) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS HEREOF, the Parties have affixed their signatures below as of the date first set forth above.

EXECUTIVE

/s/ Steven Apesos Steven Apesos

UTIX GROUP, INC.

/s/ Charles A. Lieppe By: Charles A. Lieppe
Title: Chairman